As filed with the Securities and Exchange Commission on
                                  January 28, 1994

                                        Registration No. 33-__________________


                                   SECURITIES AND EXCHANGE COMMISSION
                                         Washington, D.C.  20549
                                                FORM S-8
                                         REGISTRATION STATEMENT
                                                  UNDER
                                       THE SECURITIES ACT OF 1933

                                          ATWOOD OCEANICS, INC.
                        (Exact Name of Registrant as specified in its charter)
          Texas                                                74-1611874
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                             Identification No.)
                                       15835 Park Ten Place Drive
                                          Houston, Texas  77084
                                (Address of principal executive offices)
                                          ATWOOD OCEANICS, INC.
                                         1990 STOCK OPTION PLAN
                                        (Full Title of the Plan)


                                            JAMES M. HOLLAND
                                   Senior Vice President and Secretary
                                          Atwood Oceanics, Inc.
                                       15835 Park Ten Place Drive
                                          Houston, Texas  77084
                                             (713) 492-2929
                   (Name, address and telephone number of agent for service)

                                                Copy to:
                                         W. GARNEY GRIGGS, Esq.
                                            Griggs & Harrison
                                        1301 McKinney, Suite 3200
                                          Houston, Texas  77010
                                             (713) 651-0600


                                     CALCULATION OF REGISTRATION FEE

 Title of    Amount to        Proposed          Proposed         Amount
Securities       be        Maximum Offering  Maximum Aggregate     of
  to be      Registered      Price Per         Offering        Registration
Registered                   Share (1)         Price (1)           Fee

Common
Stock, par
value $1.00    330,000
per share       shares        $11 1/8         $3,671,250          $1,266

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h),based on the average of the high and low prices of the Company's Common Stock on January 21, reported on the NASDAQ National Market System.

                                                 PAGE 2
                                                 PART II
                           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.         Incorporation of Certain Documents by Reference

        Atwood Oceanics, Inc. (the "Company") incorporates herein by reference the following documents filed with the Securities and Exchange Commission (File No. 0-6352):

        (1) The Annual Report of the Company on Form 10-K for the fiscal year ended September 30, 1993;

        (2)     The Proxy Statement of the Company dated January 17,
1994; and

        (3) The description of the common stock, par value $1.00 per share (the "Common Stock"), of the Company contained in the Company's Registration Statement on Form 8-A, filed June 8, 1972.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the
"Exchange Act") after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration
Statement and to be a part hereof from the date of filing such documents.

        Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified and superseded for purposes of this Registration
Statement to the extent such statement is modified or superseded by a statement contained in any other subsequently filed incorporated document or in any accompanying prospectus supplement.

Item 4.         Description of Securities

                Not applicable.

Item 5.         Interests of Named Experts and Counsel

                Not applicable.

Item 6.  Indemnification of Directors and Officers

                General

        Article IV, Section 3 of the Bylaws of the Company states that any person who is or was a director or officer of the Company, or a director, officer, partner, venturer, employee, agent or similar functionary of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves or served as such at the request of the Company, shall be indemnified by the Company against any and all liability and reasonable expenses (including but not limited to counsel fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) to the extent mandated or authorized by Article 2.02-1 of the Texas Business Corporation Act.
Article 2.02-1 of the Texas Business Corporation Act permits, and in some cases requires, corporations to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses under certain circumstances.

        Pursuant to a Distribution Agreement dated as of August 8, 1991, between the Company and Philadelphia Investment Corporation of Delaware ("PICD"), who together with certain of its affiliates beneficially owns 561,402 shares (the "Shares"), representing approximately 8.53% of the Company's Common Stock, the Company agreed to indemnify PICD and its affiliates and certain other related parties against all claims or liabilities arising out of or based on any untrue statement in or omission from any prospectus or registration statement incident to registration of the Shares, or any violation by the Company of any applicable laws in connection with such registration; provided, that the Company shall not be liable to the extent that any such claim or liability arises out of any untrue statement in or omission from written information furnished by the holder of the Shares for use in the prospectus or registration statement relating to same.

        In accordance with Section 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, Article X of the Company's Restated Articles of Incorporation, as amended, precludes any personal liability by a director of the Company to the Company or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except for liability for (1) any breach of the director's duty of loyalty to the Company or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation or law, (3) any transaction from which the director derived an improper personal benefit, or (4) an act or omission for which the liability of a director is expressly provided for by an applicable statute.

        While Article X provides directors with protection from awards of monetary damages for breaches of the duty of care, it does not eliminate each director's duty of care. Accordingly, Article X has no effect on the availability of an equitable remedy such as an injunction, or rescission based upon a director's breach of the duty of care. Furthermore, liabilities which may arise out of acts or omissions occurring prior to the Company's adoption of Article
X would not be covered by Article X, so that directors remain potentially liable for monetary damages in connection with any such acts or omissions. In addition, Article X applies only to claims against the director arising out of his or her role as a director, and does not apply to the director's role as an officer or in any capacity other than that of a director or to the director's responsibilities under other law, such as the federal securities laws. Article X relates only to liabilities of directors to the Company and its shareholders, and does not affect liability to third parties.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

         The following instruments and documents are included as
Exhibits to this Registration Statement.   Exhibits incorporated by
reference are so indicated by parenthetical information.

Exhibit
Number          Exhibit

   4.1  -       Restated Articles of Incorporation of the Company, as
                amended (Incorporated by reference to Exhibits 3.1.1, 3.1.2 and 3.1.3 to the Company's Annual Report on Form
                10-K for the fiscal year ended September 30, 1993, File
                No. 0-6352)

   4.2  -       Bylaws of the Company (Incorporated by reference to
                Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, File No.
                0-6352)

  *5.1  -       Opinion of Griggs & Harrison

 *24.1  -       Consent of Arthur Andersen & Co.

  24.2  -       Consent of Griggs & Harrison (included in Exhibit 5.1)

_______________

*Filed herewith

Item 9.  Undertakings

  (a)      The Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

           (i)    To include any prospectus required by section
10(a)(3) of the Securities Act of 1933, as amended (the "Securities
Act");

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                            PAGE 5
provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 6 above, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange
Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                                       SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Atwood Oceanics, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 27, 1994.


                                   ATWOOD OCEANICS, INC.


                                   By: /s/ John R. Irwin
                                                John R. Irwin
                                        President, Chief Operating Officer
                                                and Director


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed by the following persons in the capacities and on the dates indicated.


Signature                                Title                   Date

  /s/ John R. Irwin               President, Chief          January 27, 1994
                                    Operating
  (John R. Irwin)                 Officer and Director

/s/ James M. Holland               Senior Vice President    January 27, 1994
 (James M. Holland)                     and Secretary
                                  (Principal Financial and
                                     Accounting Officer)


 /s/ Robert W. Burgess             Director                  January 27, 1994
   (Robert W. Burgess)


  /s/ George S. Dotson             Director                  January 27, 1994
   (George S. Dotson)


  /s/ W. H. Helmerich, III         Director                  January 27, 1994
   (W. H. Helmerich, III)


  /s/ Hans Helmerich               Director                  January 27, 1994
    (Hans Helmerich)


  /s/ William J. Morrissey         Director                  January 27, 1994
    (William J. Morrissey)

                                                      EXHIBIT INDEX

Exhibit                                                         Sequentially
Number                                                         Numbered Page

  4.1  -        Restated Articles of Incorporation of the            N/A
                Company, as amended (Incorporated by reference to Exhibits 3.1.1, 3.1.2 and 3.1.3 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, File No. 0-6352)

  4.2  -        Bylaws of the Company (Incorporated by
                reference to Exhibit 3.2 to the Company's
                Annual Report on Form 10-K for the fiscal year ended September 30, 1993, File No.
                0-6352

 *5.1  -        Opinion of Griggs & Harrison                                7

*24.1  -        Consent of Arthur Andersen & Co.                            8
 24.2  -        Consent of Griggs & Harrison (included in Exhibit 5.1)     N/A

_______________

*Filed herewith